Exhibit 10.1

Shore Bancshares, Inc.

2009 Management Incentive Plan

ARTICLE I

OBJECTIVE OF THE PLAN

The purpose of this 2009 Management Incentive Plan ("Plan") is to reward executives of Shore Bancshares, Inc. (hereafter, the "Company") for creating value for the Company by maximizing Company, Divisional and / or Individual performance goals.

ARTICLE II

PLAN ADMINISTRATION

The Compensation Committee of the Board shall administer the Plan and have final authority on all matters and or disputes pertaining to this Plan.

The Plan is an annual Plan, is effective January 1, 2009, and shall remain in effect until the Committee deems otherwise.  A new Plan year shall commence on the first business day of the fiscal year.

ARTICLE III

PARTICIPANTS

Participation is limited to those executives recommended by the President & CEO and approved by the Committee each Plan year.

ARTICLE IV

PERFORMANCE OBJECTIVES

Prior to or at the beginning of each fiscal year, the Committee shall establish:

(i) Plan performance objectives for the Company, subsidiary or business unit of the Company based on such criteria as may be recommended by the President & CEO, and

(ii) the award formula or matrix by which all incentive awards under this Plan shall be calculated for Committee review and approval.

The Chairman & CEO shall establish individual performance objectives for each Plan participant and evaluate each participant’s performance against those pre-established individual objectives.

ARTICLE V

AWARD CALCULATIONS

Each executive shall be assigned an incentive award target, calculated as a percentage of base salary at beginning of the plan year, which shall be awarded if the Company and the executive achieve targeted performance goals.  Target awards shall be leveraged up when performance exceeds expectations, or down when performance is below expectations.  Following are the target awards and weights by executive position.

Target awards shall be weighted between 1) Company Net Income and 2) Division / Individual Goals.  Goals and weightings shall be established and measured by the Compensation Committee. Company and Division / Individual Goal weightings and Award Calculations follow:

Schedule A: Award Percentages and Performance Measure Weightings

Position/Title	Incentive Award Target	Company Net Income Weight (1)	+	Division/ Individual Performance Weight (2)
President & CEO, Shore Bancshares	75%	50%	+	50%
COO, Shore Bancshares	40%	30%	+	70%
CFO, Shore Bancshares	40%	20%	+	80%
President, Talbot Bank	50%	20%	+	80%
President, CNB	30%	20%	+	80%
President, Felton Bank	20%	20%	+	80%
Senior Lender, Talbot	35%	20%	+	80%
Senior Lender, CNB	20%	20%	+	80%
Secretary & CFO, CNB	20%	20%	+	80%
CEO, Insurance Division	5%	20%	+	80%

Schedule B: Award Leverage Schedule:

Percent of Company Performance	Percent of Company Incentive Award	Percent of Division / Individual Goal Performance	Percent of Division / Individual Incentive Award
120%	150%	120% or (Exceeded All Goals)	150%
110%	120%	110% or (Met All and Exceeded Some Goals)	120%
100%	100%	100% or (Met Most Goals)	100%
85%	50%	85% or (Met Some Goals)	50%
Less than 85%	0%	Less than 85% or (Did Not Meet Goals)	0%

Award Calculation Formula:

The calculation example below assumes an executive has a base salary of $150,000 with a target award opportunity of 25% and goal weights of 60% on Company Net Income, and 40% on Division / Individual goals.  In addition, the example assumes Net Income results are 110% of target performance and Division / Individual goals are met.  Please refer to Schedule B above when determining appropriate leverage percentages.

(Base Salary) x ((Company Award x Leverage %) + (Division / Individual Award x Leverage %))

Example:	($150,000) x ((25% x 60%) + (25% x 40%)) =

($150,000) x ((15%) + (10%)) =

($150,000) x ((15% x 1.20) + (10% x 1.00)) =

($150,000) x ((18%) + (10%)) =

($150,000) x (28%) = $42,000 Total Annual Incentive Award

ARTICLE VI

ADMINISTRATIVE MATTERS

The Committee reserves the right to withhold awards provided that the Committee gives written explanation to participants within a reasonable period of time following their decision to withhold.

Incentive awards shall be paid as soon as practicable following the end of the fiscal year, however in no event shall awards be paid later than March 15th of the subsequent fiscal year.

In the event of death, permanent disability, retirement or involuntary termination without cause, unpaid awards shall be calculated on a pro-rated basis by taking the number of full months, including the month in which the terminating event occurred, and dividing those months by twelve.  Prorated awards will be payable at the same time that normal award distributions occur.

Except in the case of death, disability or retirement, a participant shall forfeit his right to receive any Plan award in the event of voluntary or involuntary termination for cause during the Plan year.

Interpolation shall be used to calculate incentive awards when Company and Division / Individual performance falls between levels detailed in Schedules B.

ARTICLE VII

NO ENTITLEMENT TO BONUS

Plan participants are entitled to a distribution under this Plan only upon the approval of the award by the Committee and no participant shall be entitled to an award under the Plan unless the award is subject to the attainment of performance objectives defined under the Plan.

ARTICLE VIII

TERMINATION OF PLAN

The Committee reserves the right to amend or terminate the Plan at any time within thirty days written notice to Plan participants.  In the event of a Plan termination, participants shall continue to be eligible for incentive awards, if earned, for the current Plan year.  Incentive awards shall be calculated as of the date of the Plan termination and payable as soon as practicable after the end of the Plan year.

ARTICLE IX

PARTICIPANT'S RIGHT OF ASSIGNABILITY

Participant awards shall not be subject to assignment, pledge or other disposition, nor shall such amounts be subject to garnishment, attachment, transfer by operation of law, or any legal process.

Nothing contained in this Plan shall confer upon participants any right to continued employment, nor interfere with the right of the Company to terminate a participant’s employment from the Company.  Participation in the Plan does not confer rights to participation in other company programs, including annual or long-term incentive plans, non-qualified retirement or deferred compensation plans or other perquisite programs.

ARTICLE X

GOVERNING LAW

The laws of the State of Maryland shall govern the validity, construction, performance and effect of the Plan.

IN WITNESS WHEREOF, the parties have executed this Plan on the date written below.

/s/ W. Moorhead Vermilye	2/12/2009
President & CEO	Date

/s/ Christopher F. Spurry	2/12/2009
Chairman, Compensation Committee	Date